UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.___)

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

DIALYSIS CORPORATION OF AMERICA

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DIALYSIS CORPORATION OF AMERICA
1302 Concourse Drive, Suite 204
Linthicum, Maryland 21090

April 25, 2008

Dear Dialysis Corporation of America Shareholder:

It is my pleasure to invite you to attend the annual meeting of shareholders of Dialysis Corporation of America, referred to as DCA, to be held on Thursday, June 12, 2008, at the Company’s New Jersey offices, 777 Terrace Avenue, Hasbrouck Heights, New Jersey 07604, at 10:00 a.m. local time.  The meeting relates to (i) the election of five members to the board of directors, and (ii) the ratification of the appointment of our independent auditors for the 2008 fiscal year.

This proxy statement includes a Notice of Annual Meeting of Shareholders and describes the business that we will conduct at the annual meeting and provides information about our Company, our management and our board of directors.  We have also enclosed our 2007 annual report on Form 10-K for your review, which contains detailed information relating to our operations and financial performance.

In addition to the formal items of business, management will (i) review the developments of 2007, (ii) discuss our business strategy for 2008, and (iii) answer your questions.  Shareholders who attend the annual meeting will have the opportunity to address the meeting.

We look forward to your attendance at the annual meeting and thank you for your continued support.

Stephen W. Everett
President and CEO

DIALYSIS CORPORATION OF AMERICA
1302 Concourse Drive, Suite 204
Linthicum, Maryland 21090
__________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
__________

Date:	Thursday, June 12, 2008

Time:	10:00 a.m. (local time)

Place:	Dialysis Corporation of America
777 Terrace Avenue
Fifth Floor
Hasbrouck Heights, New Jersey 07604

Dear Shareholder:

You are cordially invited to attend the 2008 annual meeting of shareholders of Dialysis Corporation of America, hereinafter referred to as “DCA” or the “Company,” which is being held for the following purposes:

1.	To elect five members to the board of directors to serve until the next annual meeting of shareholders;

2.	To ratify the appointment of Moore Stephens, P.C. as independent auditors for the 2008 fiscal year; and

3.	To transact any other business that is properly presented at the DCA annual meeting of shareholders or any adjournment or postponement of the DCA annual meeting.

The following proxy statement, which describes the business to be conducted at the annual meeting of shareholders, and the accompanying proxy card, are being furnished to the shareholders of DCA in connection with the solicitation by the board of directors of DCA of proxies to be voted at the annual meeting.

Only DCA shareholders of record at the close of business on April 18, 2008, the record date for the meeting, are entitled to notice of and to vote at the annual meeting or any adjournment thereof.

Whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted.  After reading this Notice of Annual Meeting and the enclosed proxy statement, please complete, date and sign the enclosed form of proxy and promptly return it in the enclosed postage paid return envelope to ensure that your shares will be represented at the annual meeting.  If your DCA shares are registered in your name, you may also vote over the Internet by going to our transfer agent’s website, www.continentalstock.com, shown on the proxy card, and following the instructions, or you may vote by telephone by calling the toll free number shown on your proxy card, 866-894-0537.  Shareholders whose DCA shares are held in “street name” may also vote over the Internet or by telephone by referring to the voting instructions provided by their brokerage firm, bank or other nominee.  If you are outside the continental United States, you may only vote over the Internet or by mail.  See “Information About the Annual Meeting and Voting – Q: How do I vote over the Internet or by telephone?” and the instructions on your proxy card.  Voting by any of these means takes only a few minutes, and it will insure that your shares, and you as a shareholder of our Company, will be represented at the meeting.

If you vote over the Internet, you will be given the opportunity to access future proxy statements, annual reports, and other Company information over the Internet instead of receiving paper copies in the mail.  Electronic access saves our Company the cost of producing and mailing these documents.  Most shareholders who choose Internet access will receive an email next year containing the Internet address to access the proxy statement and annual report.  Your choice will remain in effect until you cancel it.  You do not have to elect Internet access each year.

By order of the Board of Directors

/s/ Joshua M. Jaffe
Joshua M. Jaffe
Counsel and Corporate Secretary

April 25, 2008

TABLE OF CONTENTS

Page

Information About the Annual Meeting and Voting	1

Proposal No. 1: Election of Directors	6

Information About Directors and Executive Officers	7
Director Nominees	7
Executive Officers	8
Other Nominees	9

Beneficial Ownership of the Company’s Securities	10
Section 16(a) Beneficial Ownership Reporting Compliance	12

Corporate Governance	12
Director Independence	12
Meetings During 2007	13
Board Committees	13
Conflict of Interest	16
Related Party Transactions	16
Code of Ethics	17
Shareholder Communications With the Board of Directors	17
Compensation of Directors	18

Compensation Discussion and Analysis	18
Overview	18
Compensation Philosophy and Objectives	19
Management’s Role in the Compensation Process	19
Compensation Decisions	19
Elements of Compensation	20
Base Salaries	20
Analysis of Executive Compensation	21
Bonuses	22
Benefits and Perquisites	22
Termination Payments	22
Tax Implications of Executive Compensation	25

Compensation Committee Report	25

Summary Compensation Table	26

Grants of Plan-Based Awards – 2007	27
Summary of the DCA Incentive Plan	27
Federal Income Tax Information	28
DCA Incentive Plan History to April 18, 2008 (record date)	29

i

Page

Outstanding Equity Awards at Fiscal Year End – 2007	30

Option Exercises and Stock Vested in 2007	31

Audit Committee Report	31

Proposal No. 2: Ratification of the Appointment of the Independent Auditors	33
Vote Required and Recommendation	34
Fees Paid to Independent Auditors	34

Other Business	35

Other Matters	35
Availability of Annual Report	35
Electronic Access to Proxy Materials and Annual Report	35
Stockholders Sharing the Same Last Name and Address	36

ii

DIALYSIS CORPORATION OF AMERICA

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 12, 2008

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did you send me a proxy?
A:	Management of DCA is asking you to vote at the 2008 annual meeting. This proxy statement summarizes the information you need to know in order to vote.

Q:	Must I attend the meeting?
A:
No. You are invited and welcome to attend the annual meeting.  Instead of attending you may participate and vote by completing, signing and returning the enclosed proxy card, or vote over the Internet or by telephone.  See this Q & A section below under “How do I vote over the Internet or by telephone?” and the instructions on your proxy card.

Q:	Who is entitled to vote?
A:
Shareholders who owned DCA common stock at the close of business on April 18, 2008, the record date.  On or about April 30, 2008, we intend to send this proxy statement, the attached Notice of Annual Meeting, the enclosed proxy card, postage prepaid return envelope, and our annual report on Form 10-K for the year ended December 31, 2007, which includes financial statements, to all of our shareholders entitled to vote.

Q:	How many votes do I have?
A:
Each share of common stock is entitled to one vote.  The proxy card indicates the number of shares of common stock that you own.  Each share may be voted for each of the nominees, but no share may be voted more than once for any particular nominee.  See “Proposal No. 1: Election of Directors.”

Q:	What am I voting on?
A:
Two matters: 1) election of five directors, Thomas K. Langbein, Stephen W. Everett, Peter D. Fischbein, Robert W. Trause and Alexander Bienenstock; and 2) ratification of our appointment of Moore Stephens, P.C. as our independent auditors for 2008.

Q:	How do I vote?
A:
You may vote by proxy, over the Internet, by telephone, or in person by attending the annual meeting.  Voting instructions are included on your proxy card.  If you submit a properly executed proxy to us in time to vote, the individuals named as your proxy will vote your shares as you have directed.

If any other matters are properly presented at the annual meeting, including consideration of a motion to adjourn the meeting to another time or place for the purpose of soliciting additional proxies, the persons named in the enclosed proxy card will have discretion to vote on those matters in accordance with their best judgment.  We are not aware of any matters which will be presented at the annual meeting other than the two proposals.

Q	How do I vote by proxy?
A:	Complete, sign and date the enclosed proxy card and return it promptly in the prepaid postage envelope provided. Returning the proxy card will not affect your right to attend the annual meeting.

Q:	May I revoke my proxy?
A:	Yes. You may revoke your proxy at any time before it is voted. There are four ways you may revoke your proxy:
	1.	by sending in another proxy card with a later date;
	2.	by written notification to Joshua M. Jaffe, our corporate Secretary, before the annual meeting;
	3.	by voting in person at the annual meeting; or
	4.	by giving notice of revocation at the annual meeting.

Q:	How do I vote over the Internet or by telephone?
A:
If your shares are registered in your name with our transfer agent, Continental Stock Transfer & Trust Company, you may vote over the Internet by going to Continental’s website, www.continentalstock.com, shown on your proxy card, and following the instructions.  You may also vote by telephone by calling the toll free number 866-894-0537 shown on your proxy card.  Votes submitted over the Internet or by telephone through Continental Stock Transfer & Trust Company must be received by 7:00 p.m. Eastern Time on June 11, 2008.  If you are outside of the continental United States, you may only vote over the Internet or by mail.  Please follow the instructions on your proxy card and voice prompts on the telephone.

If your shares are held in “street name,” meaning they are registered through or in the name of a brokerage firm, bank or other nominee (see this Q & A section below for an explanation of shares held in “street name”), you may still be able to vote over the Internet or by telephone if your broker, bank or nominee participates in a program provided through Broadridge Financial Solutions, Inc. (“Broadridge”) that offers telephone and Internet voting options.  You may vote your shares telephonically by calling the telephone number referenced on the voting form, or over the Internet in accordance with instructions on your voting form received from your brokerage firm, bank or other nominee.  Votes submitted over the Internet through the Broadridge program must be received by 11:59 p.m. Eastern Time on June 11, 2008.  The giving of such proxy will not affect your right to vote in person should you decide to attend the annual meeting.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly.  Shareholders voting over the Internet through either Continental Stock Transfer & Trust Company or Broadridge should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the shareholder.

Q:	How do I vote in person?
A:
By attending the annual meeting.  At that time you will be given a ballot and you may vote your shares.  If your shares of DCA common stock are held in the name of a broker, bank or other nominee, you must bring an account statement or letter from the nominee showing you were the beneficial owner of the shares on April 18, 2008, the record date, in order to gain admittance to the meeting.

Q:	What does it mean if I receive more than one proxy card?
A:
Your shares of DCA common stock are probably registered in more than one name or account.  You should complete, sign, date and return all your proxy cards to make sure all your shares are voted.  It would be appreciated if you would contact our transfer agent, Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004 (Attention: Proxy Department) and tell them to combine all your accounts registered in the same name at the same address. See “Other Matters – Stockholders Sharing the Same Last Name and Address” at the end of this proxy statement.

Q:	How does discretionary authority apply?
A:
If you properly fill in your proxy card and send it to us in time, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed.  If you sign and return your proxy card but do not make any specific choices, your proxy will vote your shares as recommended by the board as follows:

● “FOR” the election of Thomas K. Langbein, Stephen W. Everett, Peter D. Fischbein, Robert W. Trause and Alexander Bienenstock as the Company’s five directors;
● “FOR” ratification of the appointment of Moore Stephens, P.C. as the Company’s independent auditors for 2008
If any other matter is properly presented at the annual meeting, which is not presently contemplated, your proxy will vote in accordance with his best judgment.

Q:	Is my vote confidential?
A:	Yes. Only the inspectors of election and other employees of the Company assisting in tallying the vote will have access to your vote and comments.

Q:	Who counts the votes?
A:	We appoint our transfer agent, Continental Stock Transfer & Trust Company, to act as inspectors of election, which transfer agent tallies and certifies the vote to the board.

Q:	What does a quorum mean?
A:
A quorum means a majority of the outstanding shares.  The annual meeting may only proceed if a quorum is present at the meeting.  A majority of the outstanding shares may be present at the meeting in person or by proxy.  At April 18, 2008, the record date, there were 9,579,743 shares of DCA common stock outstanding.  Abstentions, broker non-votes and votes withheld from director nominees, if any, will count for quorum purposes.  If you submit a properly executed proxy card, even if you abstain from voting, your shares will be considered part of the quorum.  A broker “non-vote” occurs when a broker or other shareholder nominee does not vote on a particular proposal because the broker does not have discretionary voting authority for that proposal and has not received instructions from the beneficial owner of the shares.  To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.  A shareholder list will be available at the meeting and for 10 days prior to the meeting for your review at our New Jersey offices, 777 Terrace Avenue, Hasbrouck Heights, NJ 07604.

Q:	How much common stock do officers and directors own?
A:	Approximately 23% of our issued and outstanding common stock as of the record date. See “Beneficial Ownership of the Company’s Securities” below.

Q:	How many votes are required to pass each proposal?
A:
Assuming a quorum is present, according to our by-laws, nominees for election as a director, Proposal No. 1, are elected by a plurality of the votes cast by the shares entitled to vote in the election at the meeting.  This means the directors who receive the highest number of properly executed affirmative votes will be elected directors.  Proposal No. 2: Ratification of the Appointment of the Independent Auditors, will be approved if the votes cast at the meeting favoring the ratification of appointment of the independent auditors exceed the votes cast opposing such proposal.  Any other matter will be approved if the votes cast at the meeting favoring the matter exceed the votes cast opposing such matter.  Based on the Company’s understanding of the requirements of the corporate law of the State of Florida, abstentions and broker non-votes are treated as shares of common stock that are present and entitled to vote for purposes of determining the presence of a quorum.  However, since abstentions and broker non-votes are not considered votes “cast” on a proposal and are not considered votes opposing the election of a director or other action, abstentions and broker non-votes will have no effect on the election of directors or the ratification of the appointment of our independent registered public accounting firm.

Q:	Who are the largest principal shareholders?
A:
As of the record date, Thomas K. Langbein, 1,467,911 shares (approximately 15.3%); Schroeder Investment Management North America Inc., 725,000 shares (approximately 7.6%); James E. Flynn and the Deerfield group of companies, 546,960 shares (approximately 5.7%); Independence Investments LLC, 490,770 shares (approximately 5.1%); and Stephen W. Everett: 364,729 shares (approximately 3.8%).  Mr. Langbein is Chairman of the Board of DCA and Mr. Everett is President and CEO and a director of DCA.  Neither Schroeder Investment Management North America Inc., an investment advisor, Independence Investments LLC, an investment advisor, nor James E. Flynn and the Deerfield group of companies have any affiliation with the Company except as investors.  See “Information About Directors and Executive Officers” and “Beneficial Ownership of the Company’s Securities” below.

Q:	If my stock is held in “street name” by my broker, will my broker vote my DCA common stock for me?
A:
Persons who own stock through brokerage firms, banks, trustees, plans or other nominees, commonly referred to as shares held in “street name,” and not directly through ownership of stock certificates, are considered “beneficial owners.”  If your shares are held in the name of a broker, bank or other holder of record, you will be provided voting instructions.  Your broker may, but is not required to vote your DCA shares of common stock for election of directors, without your instructions.  Your broker will only vote your DCA shares with respect to the ratification of the appointment of Moore Stephens, P.C. as our independent auditors for 2008, if you provide instructions on how to vote on that proposal.  You should immediately instruct your broker as to how you wish to vote on all proposals.  Follow the directions provided by your broker, bank or other record owner regarding how to vote your DCA shares.

Q:	Who solicits the proxies and what are the costs?
A:
Our board of directors is soliciting the proxies.  In addition to the use of the mails, officers, directors or employees of the Company, who will receive no additional compensation for doing so, may solicit proxies by telephone or personal interview.

We have asked banks, brokers and other institutions, nominees and fiduciaries to forward the proxy material to their principals and to obtain authority to execute proxies.  We will reimburse them for their reasonable expenses.  DCA will pay all expenses of soliciting the proxies, including printing, envelopes, mailing and similar out-of-pocket expenses.

Q:	Who is eligible to submit a proposal?
A:
To be eligible, you must have continuously held at least $2,000 in market value, or 1%, of our common stock for at least one year by the date you submit the proposal.  You must continue to hold your shares through the date of the meeting.  Either you, or your representative who is qualified under state law to present the proposal on your behalf, must attend the meeting to present the proposal.

Q:	How do I demonstrate to DCA that I am an eligible shareholder for submitting a proposal?
A:	If your shares are registered in your name, you are the record holder and we can verify your eligibility on our own.

If a nominee, fiduciary, bank, broker or other custodian holds your shares of DCA common stock in its name on your behalf, you may establish your eligibility in two ways:

1.
written verification from such custodian or nominee that you continuously held your DCA shares for one year at the time you submitted your proposal; you also have to submit to us your written statement that you intend to continue to hold your DCA common stock through the date of the shareholder meeting; or

2.
submit to us any required filings of share ownership of DCA that you filed with the SEC, and your written statement that you continuously held the required number of shares of DCA common stock for the one-year period and your intention to continuously hold your shares through the date of our meeting.

Q:	How many proposals may I make?
A:	One proposal for a particular shareholder meeting.

Q:	When are the year 2009 shareholder proposals due?
A:
Under Rule 14a-8 of Regulation 14A of the proxy rules under the Securities Exchange Act of 1934 (the “Exchange Act”), shareholders may present proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of shareholders by submitting such proposals to the Company in a timely manner.  Management anticipates that our 2009 annual meeting of shareholders will be held in early June, 2009.  Any shareholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company’s 2009 annual meeting must submit the proposal on or before December 21, 2008.  Any such proposal should provide the reason for it, the text of any resolution, and must meet all the requirements of the Exchange Act and the rules thereunder to be eligible for inclusion in the Company’s 2009 proxy statement.  Any such proposal should be timely sent to our corporate Secretary, Joshua M. Jaffe, Esq., Jaffe & Falk, LLC, 777 Terrace Avenue, Hasbrouck Heights NJ 07604.  The board of directors together with counsel review shareholder proposals that are properly submitted to determine whether such proposals meet applicable criteria for inclusion in the 2009 proxy statement for consideration at the 2009 annual meeting.

Please see the section below entitled “Information About Directors and Executive Officers – Other Nominees” for the specific method and timing for a shareholder to submit the nomination of a person to a directorship position.

Q.	What do I need to do now?
A.	Please vote your shares as soon as possible, so that your shares may be represented at the annual meeting. Failure to obtain a quorum will impose an additional expense to DCA to resolicit proxies.

Q.	Where shall I call if I have questions?
A.
If you have any questions about any of the proposals, you may direct them to Joshua M. Jaffe, Esq., our Secretary and counsel, at Jaffe & Falk, LLC (for address, see above); telephone (201) 288-8282, fax (201) 288-8208; or email, jmj@jaffefalkllc.com.

Q.	Where can I find more information about the Company?
A.
See “Other Matters” at the end of this proxy statement.  We would appreciate your providing us with your email address, so we can more efficiently communicate with you.  We will only use your email address for communications from DCA to you, and will not provide your email address to any other person, other than as necessary for us to communicate with you.  See your proxy card for email address information.

PROPOSAL NO. 1:  ELECTION OF DIRECTORS

At the annual meeting, holders of DCA common stock will be asked to elect the following nominees to the board of directors of DCA for a one year term:

Name	Age	Current Position	Held Since

Thomas K. Langbein	62	Chairman of the Board	1980

Stephen W. Everett	51	President and director	2000
		CEO	2003

Peter D. Fischbein*	68	Director	2004

Robert W. Trause*	65	Director	1998

Alexander Bienenstock*	70	Director	2001
_______________

*              Member of the Audit, Compensation and Nominating Committees

Our by-laws provide that the board shall not be less than two nor more than six persons.  A majority of directors, although less than a quorum, or a sole remaining director, have the right to appoint candidates to fill any vacancies on the board.  When appointed, such director shall then serve for the remainder of the term.  We believe that we meet the requirements of a majority of the board being comprised of independent directors through the membership of Messrs. Fischbein, Trause and Bienenstock.  See “Corporate Governance – Independence of Directors” below.

From 2005 to the present, the board has been comprised of five members.  The board has determined at this time to maintain its composition at five members.  Although there presently exists a vacancy in the composition of the board, which vacancy is permitted pursuant to our by-laws, proxies cannot be voted for a number of persons greater than five.

Our board established a Nominating Committee consisting of our three independent board members.  The members of the Nominating Committee approved the selection of the five nominees for board of director membership and recommended their nomination to the board of directors.  See “Corporate Governance” below.

You may vote “FOR” all of the nominees, or your vote may be “WITHHELD” with respect to one or more of the nominees.  Election of directors requires the affirmative vote by the holders of a plurality of outstanding common stock voting at the annual meeting of shareholders.  A plurality of the votes cast means the five nominees receiving the largest number of “FOR” votes cast will be elected.  If you indicate “WITHHOLD AUTHORITY” to vote for all or any one of five director-nominees listed on your proxy card or ballot, it will have the same effect as a vote against that nominee’s election.  Abstentions and broker “non-votes” are not counted for purposes of the election of directors, and will have no effect on the outcome of the election of directors.

The board recommends you vote “FOR” the election of Thomas K. Langbein, Stephen W. Everett, Peter D. Fischbein, Robert W. Trause and Alexander Bienenstock for directors.

Each of the nominees has consented to serve on the board.  If any nominee is unable to serve for any reason, it is intended that the proxies will be voted at the annual meeting for any substitute nominee as recommended by the Nominating Committee and designated by the DCA board.  Each director will be elected to serve until a successor is elected and qualified at the next annual meeting of shareholders of the Company, or until the director’s earlier resignation or removal.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

Director Nominees

Thomas K. Langbein, Chairman of the Board, was CEO of the Company until May 29, 2003, when that position was relinquished to Stephen W. Everett, also President of the Company.  Mr. Langbein was the Chairman of the Board, CEO and President of Medicore, Inc., the Company’s parent company until the merger of Medicore with and into DCA in September, 2005.  Mr. Langbein is President, sole shareholder and director of Todd & Company, Inc., an inactive NASD member broker-dealer registered with the SEC.

Stephen W. Everett has been involved in the healthcare industry for over 28 years, primarily responsible for oversight, deal structuring, physician recruitment and practice management in the renal healthcare field.  He joined the Company in November, 1998 as Vice President, became Executive Vice President in June, 1999, President on March 1, 2000, and CEO on May 29, 2003.

Peter D. Fischbein is an attorney.  He was a director of Medicore, Inc., a position he held since 1984, until its merger with DCA in September, 2005.

Robert W. Trause is a senior commercial account specialist engaged in the marketing of commercial insurance specializing in property and casualty insurance sales to mid-to-large range companies.  He has been affiliated with an insurance agency in New Jersey since 1991.

Alexander Bienenstock is an attorney who has specialized in securities and corporate matters for over 30 years.  He had been affiliated with several law firms, and is currently a sole practitioner and real estate broker.  Mr. Bienenstock’s background includes having been an adjunct assistant professor in accounting and management at New York University, and, for approximately 10 years, Chief Attorney, Branch of Small Issues of the New York Regional Office of the SEC.

Executive Officers

Name	Age	Position	Held Since
Stephen W. Everett*	51	President and	2000
		CEO	2003

Andrew J. Jeanneret	43	Vice President, Finance and	2007
		Chief Financial Officer	2008

Daniel R. Ouzts	61	Vice President, Finance	2005
		and Treasurer	1996

Thomas P. Carey	54	Vice President, Operations	2007

Joanne Zimmerman	53	Vice President, Clinical Services	2000
_______________

*              For information concerning Mr. Everett, see “Information About Directors and Executive Officers – Director Nominees” above.

Andrew J. Jeanneret joined the Company in July, 2007 as Vice President of Finance, and on March 14, 2008, was promoted to Chief Financial Officer.  Mr. Jeanneret has 22 years of experience in corporate accounting and finance.  From October, 2006 he was Vice President of HealthExtras, Inc., a public company engaged in pharmacy benefit management.  For the immediately preceding nine months he was a financial accounting consultant.  From August, 2004 to January, 2006, Mr. Jeanneret was Vice President, Controller and Chief Accounting Officer for Guilford Pharmaceuticals Inc., a public specialty pharmaceutical company which merged with MGI Pharma, Inc. in October, 2005.  For the prior two years he was Vice President of Finance for a private company manufacturing and selling hip, knee and spinal implants.  Mr. Jeanneret is a Certified Public Accountant.

Daniel R. Ouzts served as controller of the Company from 1983 through January, 2002, and Vice President and Treasurer since 1996.  Mr. Ouzts was appointed Vice President of Finance and Chief Financial Officer in November, 2005, the latter position he relinquished in March, 2008.  Mr. Ouzts served as Vice President of Finance, Treasurer and Chief Financial Officer of Medicore, Inc., the Company’s former parent, until its merger with the Company in September, 2005.  Mr. Ouzts is a Certified Public Accountant.

Thomas P. Carey was retained as Vice President of Operations of the Company in April, 2007.  Mr. Carey has 21 years experience in the management of multi-site healthcare operations, most recently as Manager with Eden Medical Center, an affiliate of Sutter Health, from 2006 until joining the Company.  From 1998 to 2006, Mr. Carey was semi-retired.

Joanne Zimmerman is a certified nephrology nurse, and since 1975, a practicing clinical RN with a focus in renal care since 1988.  Ms. Zimmerman joined the Company in 1997 as Clinical Nurse Manager for one of its subsidiaries, and the following year became the Administrator of that dialysis facility.  She became Manager of Nursing Services and Compliance for the Company in 1998, and was appointed as Vice President of Clinical Services in 2000.  She was appointed in 2007 as Compliance Officer for the Company.

There are no family relationships among any of the officers or directors of the Company.

Other Nominees

Our by-laws provide our shareholders with the right to nominate persons for a directorship if the shareholder provides written notice to our corporate Secretary not less than 60 nor more than 90 days prior to any meeting of shareholders at which directors are to be elected; provided, that, if less than 60 days notice of the meeting is given to shareholders, written notice of nominations of directors by shareholders shall be delivered or mailed by first class U.S. mail, postage prepaid, to our corporate Secretary not later than the close of the seventh day following the mailing date of the Notice of Annual Meeting.  Each notice must include as to each proposed nominee:

●	name, age, business address, and, if known, residence address
●	principal occupation or employment for the preceding five years
●	beneficial ownership of the Company’s securities, giving the number of each class of security
●	any arrangement, affiliation, association, agreement or other relationship with any security holder, officer, director or other person affiliated with the Company
●	consent to serve as a director, if elected
●	the name and address of the shareholder proposing the nominee and other shareholders believed to be supporting such nominee
●	the number of securities of each class owned by such nominating shareholder(s)

The Chairman of the annual meeting of shareholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and declare such to the meeting, in which case the defective nomination shall be disregarded.

We have not received any notice by a shareholder proposing an additional nominee for director.  Any shareholder who wishes to receive without cost a copy of the relevant section of our by-laws may request it in writing from our corporate Secretary, Joshua M. Jaffe, which shall be provided without cost.

For information relating to the operations and functions of our Nominating Committee, reference is made to “Corporate Governance – Board Committees – Nominating Committee.”

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

The following table sets forth information as of April 18, 2008, the record date, with respect to the ownership of the common stock of the Company by (i) each person known to us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each of our Named Executive Officers (see the Summary Compensation Table under “Compensation Discussion and Analysis” below), and (iv) our directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership
Name	Shares of Common Stock Beneficially Owned (1)		Percentage of Outstanding Shares Owned (%) (2)

Thomas K. Langbein (3)	1,467,911		15.3
Stephen W. Everett (4)	364,729	(5)	3.8
Andrew J. Jeanneret (4)	---	(6)	---
Thomas P. Carey (4)	---	(7)	---
Daniel R. Ouzts (8)	139,913	(9)	1.5
Joanne Zimmerman (10)	9,000	(9)	**
Peter D. Fischbein (3)*	160,871	(11)	1.7
Robert W. Trause (3)*	28,500	(12)	**
Alexander Bienenstock (3)*	6,000	(12)	**
All directors and executive officers as a group (9 persons)	2,161,924	(13)	23.5
Other 5% owners: Schroeder Investment Management North America Inc. (14)	725,000		7.6
Independence Investments LLC (15)	490,770		5.1
Joint Filing Agreement for Deerfield Group: (16)	546,960		5.7
_______________

*	Member of the Audit, Nominating and Compensation Committees
**	Less than 1%
(1)
A person is deemed to be the beneficial owner of securities that can be acquired by that person within 60 days from the above date the information concerning common stock ownership is provided, including, but not limited to, the exercise of options.

(2)
Based on 9,579,743 shares of common stock outstanding at April 18, 2008.  Each beneficial owner’s percentage ownership is determined by assuming any options held by such person (but not options held by any other person) and which are exercisable within 60 days of April 18, 2008, have been exercised and are outstanding only as to that person.  See note (1) above.

(3)	The address of such person is c/o Dialysis Corporation of America, 777 Terrace Avenue, Hasbrouck Heights, NJ 07604.
(4)	The address of such person is c/o Dialysis Corporation of America, 1302 Concourse Drive, Suite 204, Linthicum, MD 21090.
(5)
Includes 136,116 shares of common stock held by his wife.  Does not include up to 10,000 shares of common stock subject to vesting conditioned upon satisfaction of performance criterion at December 31, 2008 under his employment agreement.  See “Compensation Discussion and Analysis” and “Summary Compensation Table” below.

(6)
Does not include an option for 50,000 shares of common stock of the Company exercisable for five years through February 28, 2013 at $12.18 per share vesting in equal increments of 12,500 shares over four years commencing February 28, 2009.  Mr. Jeanneret must be affiliated with the Company at the time of vesting, which vesting accelerates upon certain business combinations or a change in control of the Company.

(7)
Does not include an option for 50,000 shares of common stock of the Company exercisable for five years through April 15, 2012 at $12.18 per share, vesting in equal increments of 12,500 shares over four years commencing April 15, 2008.  Mr. Carey must be affiliated with the Company at the time of vesting, which vesting accelerates upon certain business combinations or a change in control of the Company.

(8)	The address of such person is c/o Dialysis Corporation of America, 2337 West 76th Street, Hialeah, FL 33016.
(9)
Does not include 4,000 shares of common stock granted under a stock award in June, 2006, vesting in equal increments of 2,000 shares each at the end of the next two fiscal years, 2008 and 2009.  Awardee must be affiliated with the Company at the time of vesting.  Award provides for acceleration of vesting upon certain business combinations or a change in control of the Company.

(10)	The address of such person is c/o Dialysis Corporation of America, 214 Senate Avenue, Suite 300, Camp Hill, PA 17011.
(11)
Includes: (i) 87,565 shares held by Mr. Fischbein individually; (ii) 63,308 shares held jointly with his wife; (iii) 4,998 shares held in trust for the benefit of his majority-age daughter for which Mr. Fischbein serves as sole trustee; and (iv) a vested non-qualified option exercisable for 5,000 shares of common stock through June 6, 2009 at a $4.02 per share.  Does not include: (a) 112,586 (1.2%) shares of common stock held by his wife, who is economically independent and maintains a separate brokerage account with respect to these shares; and (b) 68,000 shares held in trust for the benefit of Mr. & Mrs. Fischbeins’ minority age son, with Mr. Fischbein’s wife serving as the sole trustee.  Mr. Fischbein has no voting or dispositive power with respect to the common stock referred to in parts (a) and (b) above, and, accordingly, Mr. Fischbein disclaims beneficial interest in those shares of common stock.

(12)	Includes a vested non-qualified option exercisable for 5,000 shares of common stock through June 6, 2009 at a $4.02 per share.
(13)
Includes vested (i) non-qualified options exercisable for 15,000 shares of common stock through June 6, 2009 at $4.02 per share; and (ii) an incentive option currently exercisable for 12,500 shares of common stock through April 15, 2012 at $12.18 per share.  See notes (7), (11) and (12) above.  Does not include two options for 50,000 shares of common stock each granted to Andrew J. Jeanneret, Vice President of Finance and Chief Financial Officer and Thomas P. Carey, Vice President of Operations, none of which is vested.  See notes (6) and (7) above.

(14)
Reflects information in Schedule 13G filed with the SEC on February 12, 2008, representing ownership at December 31, 2007.  Schroeder Investment Management North America Inc. is an investment advisor under common control, as reported by Schroeder, with Schroeder Investment Management Ltd., an FSH-registered investment advisor in the United Kingdom.  Schroeder Investment Management Ltd. reported ownership at December 31, 2007, of 4,960 shares of the Company’s common stock (less than 1%).  Schroeder Investment Management North America Inc. disclaims the existence of a group.

(15)
Reflects information in Schedule 13G filed with the SEC on January 24, 2008, representing ownership at December 31, 2007.  Independence Investments, LLC is an investment advisor which manages accounts on a discretionary basis.  Schedule 13G reported 432,940 shares which it has sole power to vote, and 490,770 shares with sole power to dispose of.

(16)
Reflects information on Schedule 13G filed with the SEC on February 1, 2008, representing ownership at December 31, 2007.  Includes James E. Flynn (US Citizen), Deerfield Capital, L.P., Deerfield Special Situations Fund, L.P. (each Delaware limited partnerships), Deerfield Management Company, L.P. (New York limited partnership), and Deerfield Special Situations Fund International Limited (British Virgin Island corporation).  James E. Flynn has shared voting and dispositive power to all the shares (193,521 shares by Deerfield Capital, L.P. and Deerfield Special Situations Fund, L.P., and 353,439 shares by Deerfield Management Company, L.P. and Deerfield Special Situations Fund International Limited).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and 10% shareholders to file reports with the SEC, the Nasdaq Stock Market and our Company, indicating their beneficial ownership of common stock of the Company and any changes in their beneficial ownership.  As a matter of practice our counsel usually assists the officers and directors in preparing and filing the beneficial ownership reports and reporting changes in beneficial ownership.  The rules of the SEC require that we disclose failed or late filings of reports of Company stock ownership by our directors and executive officers.  To the best of our knowledge, and based solely on review of such forms filed with the Company, all beneficial ownership reports by these reporting persons for the year 2007 were filed on a timely basis, except for two late Form 3 filings recognizing each of Andrew J. Jeanneret and Joanne Zimmerman as “officers” as defined under Rule 16(a)-1(f) under the Exchange Act, as reported on Form 5 filings, February 13, 2008, for Ms. Zimmerman reflecting beneficial ownership of 13,000 shares (4,000 shares not yet vested), and  February 14, 2008 for Mr. Jeanneret, reflecting no stock ownership at that time.  See “Beneficial Ownership of the Company’s Securities” above.

CORPORATE GOVERNANCE

Our board of directors oversees the business and affairs of the Company and monitors the performance of our management.  The board is kept apprised of corporate matters through discussions with the Chairman, other directors, executives, the Audit, Nominating and Compensation Committees, division heads and advisors including counsel, outside auditors and, as applicable, investment bankers and other consultants, as well as by reading reports, contracts, rules and other material sent to board members and by participating in board and Committee meetings.

Director Independence

We adhere to the corporate governance requirements of the SEC and Nasdaq, among which rules is to have a majority of independent directors on our board.

Under Nasdaq rules, a director (in most instances this includes a director’s family members, such as spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in the director’s house) is not independent if the director:

●	is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company;
●	accepted compensation from the Company in excess of $60,000 during any period of 12 consecutive months within the three years preceding the determination of independence (with certain exceptions);
●	is a family member of an individual who during the past three years was employed by the Company as an executive officer;
●
is a partner, controlling shareholder, or an executive officer of any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is greater, other than investments in the Company’s securities, or payments under non-discretionary charitable contribution matching programs;

●	is employed as an executive officer of another entity where at any time during the past three years any executive officer of the Company served on the Compensation Committee of the other entity; or
●
is a current partner of the Company’s outside audit firm, or was an employee or partner of the Company’s outside audit firm who worked on the Company’s audit at any time during any of the past three years.

Nasdaq and our director independence requirements are designed to increase the quality of board oversight and to lessen the possibility of conflicts of interest.  None of our independent directors has any material relationship with the Company, and neither Nasdaq nor management views ownership of our stock, even if a significant amount, which is not the case with our independent directors, by itself, as a bar to independence.  Each of Messrs. Peter D. Fischbein, Robert Trause and Alexander Bienenstock is “independent” under the rules, guidelines and standards of the SEC, Nasdaq and our corporate governance policies.

Meetings During 2007

The board met eight times during 2007, and, in addition, adopted resolutions by unanimous written consent on eight separate occasions.  All directors participated at the meetings, either present in person or by telephone conference.

The Company’s policy is to encourage all of its board members to attend the annual meeting of shareholders.  The annual meeting of the board of directors typically follows immediately after the annual shareholders’ meeting to facilitate the board members’ attendance at both such meetings.  All of the directors attended last year’s annual shareholders meeting in person and are anticipated to do so at this year’s annual shareholders meeting.

Our board and management have a commitment to sound and effective corporate governance practices.  The Company has established and maintains a Compliance Program to detect and prevent violations commonly known in healthcare industry as “fraud and abuse” laws.  It also has established a Code of Ethics and Business Conduct.  See “Code of Ethics” below.

Board Committees

The board of directors has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating Committee.  Their responsibilities, procedures, purposes and administration are set forth in their respective charters, each of which is available on our corporate website at www.dialysiscorporation.com under “Investor Relations.”  We will provide a copy of these charters without charge to any shareholder upon written request addressed to our corporate Secretary, Joshua M. Jaffe, Esq., Jaffe & Falk, LLC, 777 Terrace Avenue, Hasbrouck Heights, New Jersey 07604, or by email, jmj@jaffefalkllc.com.  Each Committee annually reviews and assesses its charter, and may recommend any proposed modifications to its charter to the board of directors for approval.  Each Committee has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Company.

Compensation Committee

Our Compensation Committee consists of Messrs. Peter D. Fischbein, Robert Trause and Alexander Bienenstock, the same three independent board members of the Audit and Nominating Committees.  The Compensation Committee met three times last year and adopted resolutions by unanimous written consent on one occasion.

Our Compensation Committee has the responsibility to:

●	review and recommend to the board of directors for approval, the compensation for the CEO;
●
review and recommend to the board of directors for its adoption or amendment, the compensation and benefit plans and programs for the officers and other key employees, including any stock option or incentive compensation plans;

●	approve the terms and conditions of awards under such plans within the limits of each plan;
●
review, approve and recommend to the board of directors, compensation and benefit arrangements for senior management; the CEO may participate with the Compensation Committee in the review and approval of senior management compensation; and

●	review and recommend to the board of directors the form and amount of director compensation.

On occasion, executive management, in particular, Stephen W. Everett, President and CEO of the Company, will recommend salary increases and other compensation, and the form of such compensation, for consideration by the Compensation Committee.

The Committee’s report, which indicates it has reviewed and discussed the Compensation Discussion and Analysis with management, and its recommendations to the board for the Compensation Discussion and Analysis to be included in this proxy statement is set forth below under “Compensation Committee Report.”

Nominating Committee

As with the other committees, the Nominating Committee is made up of only independent directors, currently the same directors participating on the Audit and Compensation Committees.  The Nominating Committee Charter provides for the Nominating Committee to:

●	assist the board in identifying and evaluating individuals qualified for board membership;
●	recommend to the board nominees for directors for each annual meeting of shareholders; and
●	recommend directors for each committee.

The Nominating Committee has a policy to consider director candidates recommended from many sources, including, but not limited to, recommendations from shareholders, directors, whether management or non-management, executive officers, or third-party search firms.

Our by-laws provide our shareholders with the right to nominate persons for a directorship.  For the criteria for shareholder nominations see “Information About Directors and Executive Officers – Other Nominees” above.

Any director candidate, from whatever recommendation source, is considered and evaluated by the Nominating Committee using generally the same criteria and methods, although those criteria and methods are not standardized and may vary from time to time.  These criteria include, among others, education, experience, leadership qualities, integrity, and most importantly, the ability to contribute to the board, the Company and our shareholders.

The process of evaluating nominees includes, among others:

●	discussions with the recommender;
●	due diligence checks of the nominee;
●	interviews with the nominee; and
●	needs of the board.

The Nominating Committee met twice last year.

Audit Committee

In accordance with Nasdaq Stock Market rules, the Company has an Audit Committee of three members, all of whom are independent as defined in those rules and who meet the criteria of independence set forth in Rule 10A-3(b)(1) under the Exchange Act, have not participated in the preparation of the Company’s financial statements at any time during the past three years, and are able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement.  Alexander Bienenstock, Chairman of the Audit Committee, has experience in finance and accounting, which was the basis for the board’s determination that Mr. Bienenstock is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act.  The designation of Mr. Bienenstock as the audit committee financial expert does not impose upon him any duty, obligation or liability that is greater than any duty, obligation or liability imposed on such person as a member of the Audit Committee and board of directors, nor is he deemed to be an expert for any other purpose, including without limitation, for purposes of Section 11 of the Securities Act.  The other members of the Company’s Audit Committee are Peter D. Fischbein and Robert Trause.  For their background and Mr. Bienenstock’s credentials, see “Information about Directors and Executive Officers.”

The Audit Committee provides assistance to the board in fulfilling its responsibilities to shareholders and the investment community relating to accounting, reporting practices, the quality and integrity of our financial reports, and surveillance of internal controls and accounting and auditing services.  The Audit Committee Charter specifies:

●	the scope of the Audit Committee’s responsibilities;
●	how the Audit Committee carries out those responsibilities; and
●	structure, processes and membership requirements.

The Audit Committee does not prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.  The Audit Committee reviews the Company’s financial reports and other financial information, and also reviews, among other areas, our systems of controls regarding finance and accounting that management and the board has established, our independent auditors’ qualifications and independence, the efficiency of our auditing, accounting and financial reporting processes, and our budget.  The Audit Committee has the direct responsibility for the appointment, oversight and compensation of our independent auditors.  The Audit Committee also pre-approves all audit and non-audit services provided by our independent auditors.

The Audit Committee met seven times in 2007 and adopted resolutions by unanimous written consent on one occasion.  All members of the Audit Committee were present at each of the meetings.

Conflict of Interest

Our Code of Ethics requires our officers, directors and employees to make a commitment that the best interests of our Company are foremost in their minds and actions.  Accordingly, the Code of Ethics prohibits such persons from becoming involved in any conflict of interest with our Company.  Similarly, the Code of Ethics cautions against misuse of corporate opportunities.  Our officers and directors owe a duty to the Company and its shareholders to advance the Company’s business interests, and are prohibited from using corporate information, property, or positions for personal gain or otherwise competing with the Company.

To avoid any conflict or appearance of a conflict, board decisions on certain matters of corporate governance are made solely by our independent directors.  These include, among others, conflicts of interest, related party transactions, executive compensation and board nominations.

Related Party Transactions

Review and Approval of Transactions with Related Parties

The independent directors, in particular, the Audit Committee, have written policies and procedures for review, approval and monitoring of transactions involving the Company and any “related persons” (executive officers, directors, their immediate family members, or shareholders who own 5% or more of our common stock) that meet the minimum threshold required by the SEC for disclosure, to wit, $120,000.

Policy

Approval of a related party transaction is obtained only if the transaction is in the best interest of the Company.  In reviewing any such related party transaction, the Committee will consider all relevant factors, including, as applicable:

●	the basis and rationale for considering and entering into the transaction;
●	all alternatives to the related party transaction;
●
whether the transaction is on terms at least as favorable as would be obtained from unaffiliated third parties; if an employment relationship is involved, then whether any such arrangement is available to employees generally;

●	the potential for the transaction to lead to an actual or apparent conflict of interest, and whether there are any safeguards that could be imposed to prevent any conflict of interest;
●	the overall fairness of the transaction to all parties concerned, including our shareholders; and
●	related party transactions are strictly construed and would have to significantly further the interest of and be a benefit to the Company and its shareholders.

The Audit Committee periodically monitors any related party transaction to ensure that there are no new circumstances that would lend themselves to amending or terminating the transaction.

Procedures

●	disclosure of any potential related party transaction to the Audit Committee (the source could be the related party, any member of the board, or any executive officer;
●
if any member of the Audit Committee appears to have a conflict or is otherwise involved in the transaction, such member would be recused from any deliberations and decisions relating to the transaction; and

●	related party transactions should be approved in advance; but if not practicable, must be ratified as promptly as possible.

Related Party Transactions in 2007 to Date

During fiscal 2007 and to date in 2008, there were no material transactions between the Company and related parties.  There are some limited lease arrangements between certain of our medical directors or their associations and our subsidiaries for leasing those subsidiaries’ dialysis facilities.  Our medical directors are independent contractors and not employees.  These arrangements are reported in our annual report on Form 10-K for the year ended December 31, 2007, which report accompanies this proxy statement.

Code of Ethics

The Company has established a Code of Ethics and Business Conduct to continue its tradition of adhering to rigorous standards of ethics and integrity.  The Code of Ethics applies to all our employees as well as to our principal executive officers, principal financial officer, and persons performing similar functions.  See “Conflict of Interest” above.  The Code of Ethics is reviewed and updated as necessary, and was updated in September, 2006.  The policies contained in our Code of Ethics must be strictly adhered to and exceptions are not normally allowed.  Any executive officer or director who seeks a waiver of any provision of our Code of Ethics must apply to the board, and any such waiver would have to be detailed in a current report on Form 8-K filed with the SEC.  Our Code of Ethics is posted on our website at www.dialysiscorporation.com under the caption “Investor Relations – Corporate Governance.”  We will also provide to any person, without charge, upon request, a copy of our Code of Ethics by contacting our corporate Secretary, Joshua M. Jaffe, Esq., at Jaffe & Falk, LLC, 777 Terrace Avenue, Hasbrouck Heights, New Jersey 07604, telephone number (201) 288-8282 or email, jmj@jaffefalkllc.com.

Shareholder Communications with the Board of Directors

The board of directors has a process for security holders to send communications to it or any member of the board, which includes:

●	email to Thomas K. Langbein, the Chairman of the Board of Directors, at TLangbein@dialysiscorporation.com;
●	mail to any member of the board, c/o Dialysis Corporation of America, either at 1302 Concourse Drive, Suite 204, Linthicum, Maryland 21090, or 777 Terrace Avenue, Hasbrouck Heights, New Jersey 07604;
●	fax to Thomas K. Langbein, the Chairman of the Board of Directors, (201) 288-8208;
●	email to counsel to the Company, Jaffe & Falk, LLC, attention Joshua M. Jaffe, Esq., who is also the Secretary to the Company, at jmj@jaffefalkllc.com; and
●	by telephone, Thomas K. Langbein at (201) 288-8222, or Joshua M. Jaffe at (201) 288-8282.

Any such communication shall be directed to the appropriate director or directors as requested by the shareholder, unless such communication is in the nature of advertising, promotion of products or services, or potentially offensive material.  Concerns relating to accounting, internal control over financial reporting, or auditing matters will be forwarded to the Chairman of the Audit Committee, and will be handled in accordance with procedures established by the Audit Committee with respect to such matters.

The board welcomes shareholders’ views, recommendations, and input of any reasonable nature.

Compensation of Directors

Our policy is not to pay additional compensation to directors who are employees of our Company.  Of our five directors, only Stephen W. Everett is an employee.  Thomas K. Langbein is Chairman of the Board of Directors, and received a stipend of $150,000 for 2007, plus certain perquisites amounting to $5,562 (includes automobile related expenses of $1,606 and health and dental insurance premiums of $3,956) for an aggregate compensation of $155,562.  The Compensation Committee recommends to the board the stipend for Mr. Langbein, which has been increased to $200,000 for 2008.  Mr. Langbein has been instrumental in the Company’s financing, business strategy and growth, and he devotes a substantial amount of his time to the Company.  Messrs. Everett and Langbein make the compensation decisions for the independent board members, Messrs. Fischbein, Trause and Bienenstock, who are the members of the Audit, Compensation and Nominating Committees.  These outside directors receive no compensation from the Company other than compensation as one of our directors.  No fees were paid or accrued for the independent directors for 2007.  These independent directors received minimal expense reimbursement for attendance at last year’s annual shareholder meeting in Pennsylvania.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

As an outpatient kidney dialysis treatment company, our long-term success depends on our ability to provide quality patient care, and to develop and expand our dialysis facilities in existing and new geographic areas.  To achieve these goals, it is critical that we be able to attract, motivate, and retain experienced and talented individuals at all levels of our organization who are committed to the Company’s core values, excellence in operations and patient care, integrity and respect for the communities in which we are located and the people with whom we interact each day.

In 2007 we retained two senior management personnel, Thomas P. Carey, Vice President of Operations, in April, 2007, and Andrew J. Jeanneret, Vice President of Finance, in July, 2007.  Mr. Jeanneret was promoted to Chief Financial Officer on March 14, 2008.

This section of the proxy statement explains how our compensation programs are designed and operate in practice with respect to our executive officers, who are named in the compensation tables of our proxy statement as the “Named Executive Officers.”  The Named Executive Officers are listed along with their compensation in the Summary Compensation Table below.

Compensation Philosophy and Objectives

Compensation of Named Executive Officers is determined by the Compensation Committee based primarily on the Company’s objective of aligning such compensation with annual and long-term performance and interests of shareholders.  Compensation considerations include:

●	performance of the Named Executive Officers, individually and as a team-member;
●	roles and responsibilities of the executive officers;
●	performance of the Company;
●	competitiveness with other business opportunities;
●	a portion of executive compensation is risk based upon the achievement of pre-established objectives;
●	providing incentives that encourage retention of our executive officers;
●	motivate executives to improve the Company’s financial performance; and
●	comparisons to benchmark companies.

We believe that our compensation philosophy furthers our Company objectives and rewards our executive officers appropriately.  Compensation levels are monitored by our Compensation Committee and executive management to ensure they meet our objectives and are competitive. The Committee applies these philosophies in selecting compensation elements.

We do not have written employment agreements with our executive officers, with the exception of our President and CEO, Stephen W. Everett, which is a five-year agreement ending January 2, 2011 (the “Everett Employment Agreement”).

Management’s Role in the Compensation Process

Mr. Everett plays a role in the compensation process, the most significant aspects being:

●	recommending to the Compensation Committee base salary levels, annual bonus awards, long-term participation levels for executive officers and senior management;
●	outlining performance and progress in meeting Company objectives; and
●	conferring, on occasion, with the Chairman of the Board with respect to salary levels and bonuses for employees, management and executives.

Mr. Everett prepares information for certain of the Compensation Committee meetings and attends portions of those meetings to clarify positions and answer questions relating to compensation issues and information.

Compensation Decisions

Compensation decisions are usually made in the first quarter of the fiscal year, at the time the financial information concerning the past fiscal year’s performance becomes available.  There are occasions when base salary considerations and cash and non-cash compensation are determined at the annual meeting of the board, which normally follows immediately after the annual shareholders’ meeting.

At the first quarter Compensation Committee meeting, the performance of the Named Executive Officers for the previous fiscal year is evaluated, and annual bonuses, stock options and stock awards are considered.  Additionally, base salaries may be established or modified for the coming year.  The Compensation Committee also reviews executive compensation and benefits for reasonableness and cost-effectiveness.  Compensation decisions are made in executive session of the Compensation Committee, without management present, and its recommendations are made to the full board for approval and implementation.  The board consists of the Chairman, the President and CEO, and the Compensation Committee, which Committee comprises the majority of the board.

Elements of Compensation

We attempt to attract, motivate and retain experienced and talented individuals as our executive officers by offering a balanced mix of compensation that includes the following key elements:

●	annual base salary;
●	potential annual cash bonus, based on corporate financial performance and individual performance;
●	longer-term awards, including stock options and restricted stock awards; and
●	certain other benefits (perquisites).

Cash compensation is primarily base salary.  We do not target any specific relation between an executive’s cash and non-cash compensation.  However, our executives have the potential to earn a portion of their total compensation from equity compensation.  Our only formal equity compensation program is the 1999 Stock Incentive Plan of Dialysis Corporation of America, hereinafter referred to as the DCA Incentive Plan, which provides for the grant of stock options and restricted stock awards.  Since the ultimate value of the options and stock awards depends on our Company’s success, stock awards and options provide executive officers continuing incentives to increase stockholder value.  The equity grants are geared toward providing compensation if the Company’s stock maintains its value, and reflects increased compensation if the Company’s stock increases in value from the date of grant.  We believe this mix of equity compensation awards helps achieve an appropriate balance between short- and long-term performance and value objectives.  See “Bonuses” below.

Our equity compensation awards also reinforce our ability to retain executive officers, since, whether the awards are options or stock, they typically vest in equal amounts over a period of five years, and generally require the executive officer to then be affiliated with the Company.

We do not have any requirement that an executive officer own any specific percentage of our common stock.

Base Salaries

Base salary is the guaranteed element of our officers’ annual cash compensation.  The Compensation Committee determines base salaries for each executive officer by evaluating his or her responsibilities and performances, experience, internal pay relationships, and contributions to the Company’s performance.  It also considers each executive officer’s leadership, experience and retention considerations and the competitive market for executive talent.  The Compensation Committee has done a comparison of executive salaries with peer group companies in the healthcare industry, since limiting an analysis of compensation for executives to other public dialysis companies is not realistic since those dialysis companies are significantly larger, with other areas of operations and substantially more resources, human and financial.  The public healthcare benchmark companies include Medical Staffing Network Holdings, Inc., Adams Respiratory Therapeutics, Inc., Radiation Therapy Services, Inc., and NxStage Medical, Inc.  We are smaller than these benchmark companies.  No one compensation objective, criterion or performance factor is the basis for the Compensation Committee’s recommendations to the board of directors.  The Committee evaluates all the relevant factors and evaluates both corporate and individual performance, in addition to consideration of competitive compensation packages.  Based on the above criteria, we consider our executive officers’ base salary as within reasonable and acceptable range.

Executive officers’ salaries may be adjusted upon any change in such person’s responsibilities, or other circumstances that would justify such a change.

Analysis of Executive Compensation

Assessment of performance and establishing and analyzing different levels of executive compensation takes great effort and evaluation.  Management and the Compensation Committee have no formula and employ all of the criteria and compensation philosophy and objectives discussed under “Compensation Discussion and Analysis.”  Assessment of these qualitative factors necessarily involves subjective determinations by the Compensation Committee, management and the board of directors.

In establishing the compensation to Mr. Everett as provided for in the Everett Employment Agreement, the Compensation Committee assessed the following factors:

●	performance of the Company;
●	increase, if any, in total return to stockholders;
●	progress toward implementation of the Company’s strategic business plan;
●	expertise;
●	market knowledge; and
●	decision making and other leadership capabilities.

The performance of the Company is measured by, among other things, the development of the Company’s business, financial performance, clinical results and operating efficiencies.

The Compensation Committee established Mr. Everett’s base salary at $275,000 for 2006, to increase by no less than $10,000 per year, which increase was effected in 2007 and 2008.

Mr. Everett’s employment agreement also provides for the grant of 40,000 shares of common stock, of which 10,000 shares vested in January, 2006, the effective date of the employment agreement.  The remaining 30,000 shares are performance based for up to 10,000 shares per year, none of which were earned for 2006 and 2007.  10,000 shares remain eligible for vesting for 2008.

The Everett Employment Agreement also provides:

●	participation in benefit plans and programs available to other senior executives;
●	reimbursement for business expenses;
●	indemnification for services to the Company to the fullest extent allowed by law;
●
non-competition with the Company during the term of the employment agreement and for a period of one year after termination, which includes not diverting business from or soliciting any officers, directors, employees, suppliers, physicians or others, away from or terminating their relationships with the Company;

●	restrictions regarding confidential and proprietary information; and
●	severance payments (see below under “Termination Payments”).

Bonuses

We provide our executive officers with incentives in the form of cash, options and stock awards to recognize and reward extraordinary efforts and achievements in positively influencing Company results and enhancing shareholder value.  Such may arise based upon an executive officer’s extraordinary efforts in accomplishing expansion, facility development, acquisitions, increasing patient census, market share and similar events, or significant efforts and leadership in that officer’s segment of operations.  These situations and extent of awards are evaluated on a case by case basis.

We have no formal bonus plan other than the DCA Incentive Plan the purpose of which is to advance the interests of the Company and its stockholders by providing a means by which the Company is able to attract, retain and reward competent, talented and experienced officers, directors, consultants, key employees, attorneys, advisors, and others with an opportunity to participate in the increased value of the Company which their efforts, initiative and skills helped and will help to produce.  The granting of stock options and stock awards under the DCA Incentive Plan encourages those persons to have a proprietary interest in the Company and thus provide their continued efforts and talents to the Company.

Bonuses are not guaranteed.  Over the years, different groups of key employees, officers and directors received options at different times during the year.  The option granted to Thomas P. Carey for his appointment as Vice President of Operations in April, 2007 (see “Information About Directors and Executive Officers – Executive Officers” and “Beneficial Ownership of the Company’s Securities” above) was the first option grant since 2004.  A similar option was granted in February, 2008 to Andrew J. Jeanneret for his promotion to Chief Financial Officer.  No stock awards were granted in 2007.

No bonuses for executive officers were provided in 2007.  Cash bonuses were accrued for three of our executive officers, and for Thomas K. Langbein, the Chairman of the Board, for Stephen W. Everett, President and CEO, and for our independent directors for fiscal 2006, and were paid in February, 2007.

Benefits

To attract and retain talented and experienced officers and employees, the Company offers health and life insurance programs, as well as a 401(k) plan.  The only benefit programs offered to executive officers, either exclusively or with terms different from those offered to other employees, include the following:

●	automobile allowance;
●	medical, and dental insurance in excess of normal employee pay portion; and
●	premiums on voluntary life insurance and long-term disability insurance for our President and CEO (see “Termination Payments” below).

For details see the “Summary Compensation Table.”

The Company provides no other perquisites to its executive officers.

Termination Payments

The Company has no formal severance agreements, except for certain termination payments under its singular employment agreement, the Everett Employment Agreement.

●
upon Mr. Everett’s death or disability, termination by the Company without cause, or by Mr. Everett for good reason, the Company shall pay to Mr. Everett (if death, to his designated beneficiary) a lump sum including:

	(i)	any portion of base salary and bonus, if any, due and payable to the date of termination;
	(ii)	one year’s base salary as of the date of termination;
	(iii)	any reimbursable expenses incurred to the date of termination;
	(iv)	non-forfeitable benefits; and
	(v)	any vested restricted stock grants not yet issued.

With respect to disability (defined as Mr. Everett’s inability to perform his duties and responsibilities for a period of no less than 13 consecutive weeks as a result of physical or mental illness or injury), the Company’s obligation for payments as detailed above, is reduced by any disability payments and benefits received and to be received pursuant to such disability.

●	termination for cause; the Company’s only obligation shall be a payment for any unpaid base salary and bonus, if any, to the date of termination;
●	change in control;
	(i)	payment same as subparagraphs (i) to (v) above, except with respect to subparagraph (ii), the base salary (at the time of termination) payment shall be two years;
(ii)
payment only on condition that either Mr. Everett chooses not to continue in any capacity or affiliation with the acquiring or surviving company (including other parties affiliated or associated with the acquiring or surviving company), or the acquiring or surviving party does not wish to continue any affiliation or association with Mr. Everett; and

	(iii)	accelerated vesting of the 10,000 share award for fiscal 2008, notwithstanding whether the performance criterion is satisfied.

The Company considers these termination payments to be reasonable and appropriate, and as to accelerated vesting, such is a customary component of termination in option and stock award provisions.

A change in control of our Company also provides acceleration in any outstanding non-vested stock awards and options.

The following table describes the potential payments upon termination for Stephen W. Everett, our President and Chief Executive Officer.

Executive Benefits and Payments Upon Termination	Voluntary Termination by Executive with Good Reason		Involuntary Not for Cause Termination by the Company		Change in Control (1)		Death of the Executive		Disability of the Executive

Compensation:
Base Salary	$285,000	(2)	$285,000	(2)	$570,000	(3)	$285,000	(2)	$225,000	(4)

Long Term Incentives
Restricted Stock Units(5)	$0		$0		$85,000	(5)	$0		$0

Benefits and Perquisites:
Continued medical, dental
life insurance and long-term
disability insurance
premiums(6)	$15,141		$15,141		$0		$0		$15,141

Total	$300,141		$300,141		$655,000		$285,000		$240,141

_____________

(1)
Change in control as defined in the 1999 Incentive Plan means (i) any person or group of affiliated or associated persons, other than management or optionees, who have acquired beneficial ownership of 25% or more of the outstanding shares of the Company, or announce an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 25% or more of our outstanding common stock, and such acquisition is completed; (ii) a reorganization of the Company which means substantially all of the assets of the Company are acquired by a successor entity other than the existing (at that time) board of directors, or a reorganization involving the acquisition of the Company by a successor entity, or the Company’s merger or consolidation with a successor entity; or (iii) a board of directors change whereupon a majority of the board shall be persons other than persons (a) for whose election proxies have been solicited by the board, or (b) who are then serving as directors appointed by the board to fill vacancies caused by the death or resignation (but not by removal) or to fill newly created directorships.

(2)
One year’s base salary at date of termination (assumed to be December 31, 2007 for purposes of above table), not including minimum $10,000 increase that would otherwise be effective for 2008, plus any reimbursable expenses incurred to date of termination.

(3)	Same as note (1) except receives two years' base salary.

(4)
Disability payment obligation is one year’s base salary less any payments received pursuant to such disability.  Above table assumes $5,000 monthly ($60,000 for one year) disability benefits under disability insurance policies for which the Company pays the premiums.

(5)
Restricted stock units include 10,000 performance based shares for which no shares were earned as of December 31, 2007.  Upon change in control, the shares vest and would be paid.  For purposes of above table, stock price on date of vesting is assumed to be $8.50 (closing stock price on December 31, 2007).

(6)	Annual estimated premiums based on 2007 premiums, which it is assumed would be paid for one year.

There are no other termination agreements with other Named Executive Officers.  However, upon any change in control (see note (2) to the above table) the Chairman of the Board working with the Compensation Committee might well consider some severance arrangement of either or both cash and equity for certain, if not all, of the executive management, certain key employees, consultants and advisors, and independent directors, since the Company’s philosophy is to provide some measure of financial security to those persons who have worked hard and devoted themselves to the Company, its well being and its shareholders.  This is not only fair and reasonable, but encourages and motivates achievement on behalf of the Company.  There currently are no specific guidelines for any such potential severance compensation, but the compensation philosophies discussed in this section of Compensation Discussion and Analysis would be applicable.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code, as amended (the “Code”), places a limit of $1 million in compensation per year on the amount the Company may deduct with respect to each of its Named Executive Officers listed in the Summary Compensation Table below.  This limitation does not apply to compensation which qualifies as “performance-based compensation” as defined in the tax laws if the programs are approved by shareholders, as is the case with respect to the DCA Incentive Plan, and which meets other requirements.  While none of our Named Executive Officers had compensation in excess of $1 million, our policy is to qualify our incentive compensation programs for full corporate deductibility to the extent feasible and consistent with our overall compensation goals.  The Compensation Committee may recommend, and the board may approve for payment, compensation payments that are not fully deductible if, in their judgment, such compensation is necessary to achieve the Company’s compensation objectives as discussed herein, and to protect shareholder interests.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (“we” or the “Committee”) has reviewed and discussed the Compensation Discussion and Analysis found in this proxy statement with management.  On the basis of that review and discussion, we recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for its 2008 annual meeting of shareholders, which is incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2007, each as filed with the SEC, and which annual report accompanies this proxy statement.

Submitted by the Compensation Committee of the Company’s board of directors.

Peter D. Fischbein, Chairman
Robert W. Trause
Alexander Bienenstock

Summary Compensation Table

The table below shows the information relating to compensation the Company paid or awarded in fiscal 2007 to its Chief Executive Officer, Chief Financial Officer, and its three other most highly compensated executive officers (the “Named Executive Officers”).

Name and Principal Position	Year	Salary($)	Bonus($)		Stock Awards($)		Option Awards($)	All Other Compensation($)		Total
(a)	(b)	(c)	(d)		(e)		(f)	(i)		(j)

Stephen W. Everett,	2007	$286,565	$0		$0		$0	$23,999	(1)	$310,564
President and CEO	2006	$274,039	$100,000	(2)	$100,100	(3)	$0	$11,871	(4)	$486,010

Andrew J. Jeanneret,
Vice President, Finance
and Chief Financial	2007	$76,285	$0		$0		$0	$3,887	(6)	$80,172
Officer (5)	2006	---	---		---		---	---		---

Thomas P. Carey,
Vice President,	2007	$107,631	$0		$0		$58,259	$8,930	(8)	$174,819
Operations (7)	2006	---	---		---		---	---		===

Daniel R. Ouzts,
Vice President,
Finance, Chief
Financial Officer,	2007	$148,461	$0		$22,160	(10)	$0	$1,794	(11)	$172,416
and Treasurer (9)	2006	$102,116	$25,000	(2)	$22,160	(10)	$0	$2,205	(11)	$151,481

Joanne Zimmerman,
Vice President,	2007	$150,035	$0		$22,160	(10)	$0	$17,257	(12)	$189,452
Clinical Services	2006	$127,210	$25,000	(2)	$22,160	(10)	$0	$3,600	(13)	$177,970

_______________

(1)	Automobile expenses ($8,858), and medical, dental, life and long-term disability insurance premiums ($15,141).
(2)	Accrued in 2006 and paid in 2007.
(3)	10,000 shares vested on January 3, 2006 , the effective date of the Everett Employment Agreement.
(4)	Automobile expenses ($9,045) and life insurance premiums ($2,826).
(5)
Mr. Jeanneret joined the Company in July, 2007 as Vice President of Finance.  On February 29, 2008, he was promoted to Chief Financial Officer effective March 14, 2008, the date Daniel R. Ouzts relinquished that position.

(6)	Automobile expenses ($1,776), and medical, dental and life insurance premiums ($2,111).
(7)	Mr. Carey joined the Company in April, 2007 as Vice President of Operations.
(8)	Automobile expenses ($3,654), moving expenses ($2,761), and medical and dental insurance premiums ($2,515).
(9)	Mr. Ouzts has been with the Company since 1983, and was Chief Financial Officer from 2005 until he relinquished that position to Mr. Jeanneret on March 14, 2008. See Note (5) above.
(10)	2,000 shares each vested at December 31, 2006 and December 31, 2007.
(11)	Life insurance premiums.
(12)	Automobile expenses ($5,355) and medical and dental insurance premiums ($11,902).
(13)	Automobile expenses.

The following Grants of Plan-Based Awards – 2007 shows each Named Executive Officer’s annual and long-term incentive award opportunities granted for the fiscal year ended December 31, 2007.  The narrative following the table describes the terms of each incentive award opportunity.

Grants of Plan-Based Awards – 2007
		Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option		Grant Date Fair Value of Stock and
Name	Grant Date	Threshold (#)	Target (#)		Maximum (#)		Awards ($/Sh)		Option Awards
(a)	(b)	(f)	(g)		(h)		(i)		(l)
Thomas P. Carey
Vice President, Operations	4/16/07	0	50,000	(1)	50,000	(1)	$12.18	(2)	$329,000	(3)

_______________

(1)	Vests in equal increments of 12,500 shares each year over four years commencing April 15, 2008. Mr. Carey must be affiliated with the Company at the date of vesting.
(2)	Closing share price on the date of grant.
(3)	Fair value on date of grant was $6.58 per share based on Black-Scholes option pricing model.

Summary of the DCA Incentive Plan

The purpose of the DCA Incentive Plan is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing those persons with opportunities for equity ownership and performance-based incentives and thereby to better align the interests of those person with those of the Company’s stockholders.  All of the Company’s key employees, officers, directors, consultants and advisors are eligible to be granted stock options and stock awards under the DCA Incentive Plan.  The Company has five directors, one of whom is President and CEO of the Company, and an additional four officers.

Options for an aggregate of 128,750 shares are currently outstanding under the DCA Incentive Plan, of which 31,250 are vested and 97,500 are non-vested.  The DCA Incentive Plan was amended with shareholder approval in June, 2006, to provide for stock awards in addition to option grants.  There are currently available for issuance under the DCA Incentive Plan, either for option grants or stock awards, 595,654 shares of common stock, subject to adjustment for stock splits or stock combinations.  The Company is currently committed under stock award grants for up to 36,500 shares of common stock to be issued upon vesting.  An aggregate of 130,500 shares were awarded of which 38,000 vested, 56,000 were canceled in addition to the non-vested shares described above.

Options granted under the DCA Incentive Plan may be non-qualified or incentive options, and may be exercisable for up to five years.  At the discretion of the board, options may be exercisable for cash, common stock with a fair market value equal to the cash exercise price, assignment of proceeds, optionee’s personal note, or any combination of such payments.  The exercise price of options is no less than 100% of the fair market value of the common stock on the date of grant.  Options may be fully exercised and stock awards may fully vest on the date of the grant, or may vest in installments, as the board may specify.

Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the Company).  The board may, in its sole discretion, accelerate the time at which any restriction lapses or remove any restriction.

Under the DCA Incentive Plan, as amended, the board has the right to grant stock awards having the terms and conditions that the board determines, including the grant of shares based upon certain conditions or subject to the right of the Company to repurchase all or part of the shares from the recipient in the event that the conditions specified in the award are not satisfied prior to the end of the restriction period established for the award.  Option and stock awards granted under the DCA Incentive Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, and shall be so restricted in accordance with the federal securities law and as the board may determine, other than by will or by the laws of descent or distribution.

The board may amend, modify, suspend, or terminate the DCA Incentive Plan at any time as the board may deem advisable, except that the board shall not, without shareholder authorization, materially increase the total amount of shares which may be awarded under the DCA Incentive Plan, materially decrease the benefits accruing to participants under the DCA Incentive Plan, change the class of eligible participants, or extend the duration of the DCA Incentive Plan.  Amendments become effective when adopted by the board, so long as requisite shareholder approval has been obtained.  The Plan expires on April 20, 2009, but not as to options or stock awards outstanding on that date.

Federal Income Tax Information

The following general summary of the federal income tax consequences to the Company and to recipients of awards under the DCA Incentive Plan is not intended to be exhaustive, does not address certain special federal tax provisions, and does not address state, municipal or foreign tax laws.

Tax Treatment of Non-Statutory Stock Options

Under Section 83 of the Code, persons granted options, or optionees, realize no taxable income when a non-statutory stock option is granted.  Instead, the difference between the fair market value of the stock and the option price paid on exercise is taxed as ordinary compensation income as of the date of exercise if the stock is not subject at that time to a “substantial risk of forfeiture,” as defined in Section 83.

The Company receives no tax deduction on the grant of a non-statutory stock option, but is entitled to a tax deduction when the optionee recognizes taxable income on or after exercise of the option in the same amount as the income recognized by the optionee.

Tax Treatment of Incentive Stock Options

Under Section 422 of the Code, an optionee incurs no federal income tax liability on either the grant or exercise of an incentive stock option.  If the stock is held for at least one year after the date of exercise of the option and at least two years after its date of grant, any gain realized on the subsequent sale of the stock will be taxed as long-term capital gain.  If the stock is disposed of within a shorter period, the optionee will be taxed, with respect to the gain realized, as if he had then received ordinary compensation income in an amount equal to the difference between the fair market value of the stock on the date of exercise of the option and its fair market value on the date on which the option was granted.  The balance of the gain realized will be taxed as capital gain, long-term or short-term depending on the holding period since the date of exercise.

The Company receives no tax deduction on the grant or exercise of an incentive stock option, but is entitled to a tax deduction if the optionee recognizes ordinary compensation income on account of a premature disposition of an incentive stock option stock in the same amount and at the same time as the optionee recognized income.

Tax Treatment of Stock Awards

Generally, a person who received an award of stock will recognize taxable income at the time the stock is received and, generally, a person who received an award of stock subject to one or more restrictions will not recognize taxable income at the time the stock is received, but will recognize ordinary compensation income when any such restriction lapses in an amount equal to the excess of the aggregate fair market value, as of the date the restriction lapses, over the amount, if any, paid by the recipient for the restricted stock.  Alternatively, a person receiving restricted stock may elect, in accordance with Section 83(b) of the Code, to be taxed on the excess of the fair market value of the shares of restricted stock at the time of grant over the amount, if any, paid by the awardee, notwithstanding the existence of restrictions on the stock.  All those taxable amounts are deductible by the Company at the time and in the amount of the ordinary compensation income recognized by the awardee.  The full amount of dividends or other distributions of property made on the restricted stock prior to the lapse of the restrictions will constitute ordinary compensation income to the awardee, and the Company will be entitled to a deduction at the same time and in the same amount.

DCA Incentive Plan History to April 18, 2008 (record date)

Authorized:	3,000,000	shares
Options:
Granted	2,561,000
Vested	31,250
Non-vested	97,500
Cancelled	231,154
Exercised	2,201,096
Stock:
Vested	38,000
Non-vested	36,500
Cancelled	56,000
Available for awards:	595,654

Outstanding Equity Awards at Fiscal Year End – 2007

The following table sets forth the summary information regarding the outstanding equity awards made to our Named Executive Officers at December 31, 2007.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)

Stephen W. Everett										10,000	(1)	$85,000
Andrew J Jeanneret
Thomas P. Carey		50,000	(2)		$12.18	4/15/12
Daniel R. Ouzts							4,000	(3)	$34,000
Joanne Zimmerman							4,000	(3)	$34,000
_______________

(1)	Relates to 2008 patient census performance criteria. See “Compensation Discussion and Analysis – Analysis of Executive Compensation” above.
(2)	Vests in equal increments of 12,500 shares at the end of every 12 months over the next four years commencing on April 15, 2008 through 2011.
(3)	2,000 shares vest each December 31, 2008 and 2009.

Stock option and stock award agreements typically provide for acceleration of vesting in any change in control of our Company.  Also, any awardee must be affiliated with the Company at dates of vesting.

Option Exercises and Stock Vested in 2007

The following table provides information concerning stock options exercised by and restricted stock vested for each Named Executive Officer during 2007.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise(#) (b)	Value realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)

Stephen W. Everett

Andrew J. Jeanneret

Thomas P. Carey

Daniel R. Ouzts			2,000	(1)	$17,000

Joanne Zimmerman			2,000	(1)	$17,000

_____________

(1)           8,000 shares of common stock granted.  Vests in equal increments of 2,000 shares each December 31, from 2006 to 2009.

AUDIT COMMITTEE REPORT

The Committee acts within its written Audit Committee Charter.  The Audit Committee reviews and reassesses the adequacy of its Charter on an annual basis and based on its reassessment, the Audit Committee amended the Charter in 2002, 2003, 2007 and 2008.  The current Audit Committee Charter is available on the Company’s website at www.dialysiscorporation.com.  Under guidance of the Charter, the Audit Committee is charged with overseeing the accounting, reporting practices, and the quality and integrity of financial reports of the Company.  It also provides the policies and procedures for dealing with the review and approval of related party transactions.  See “Corporate Governance – Related Party Transactions.”  The ultimate responsibility for good corporate governance rests with the board of directors, whose primary roles are oversight, counseling and direction to the Company’s management in the best interests of our shareholders.

Management of the Company has the primary responsibility for the system and integrity of internal control over financial reporting, disclosure controls and procedures, and the financial reporting process.  Our independent auditors have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Our auditors also submit a detailed report to the Audit Committee which includes accounting policies used to prepare financial statements, effective accounting treatments, discussions with management, and the effectiveness of our internal controls.  The Audit Committee has the responsibility to monitor and oversee these processes.  In accordance with rules of the SEC and Nasdaq, our Audit Committee has ultimate authority and responsibility to interview, select, evaluate, compensate, and if necessary, replace our independent registered public accounting firm, currently Moore Stephens, P.C.  The Company makes funds available to the Audit Committee for the retention of our independent auditors and the engagement of the Committee’s own independent advisors as it deems appropriate.

The Chairman of our Audit Committee, Alexander Bienenstock, is an accountant and an attorney, but the Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the independent auditors are “independent” as defined under SEC and Nasdaq rules.  The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and to the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee has an agenda for the year that includes, among other responsibilities, review of the Company’s financial statements, internal control over financial reporting, audit matters, and review, if necessary, of related party transactions.  The Audit Committee meets at least quarterly in executive session, and also meets or otherwise has discussions with our independent auditors, the Chief Financial Officer, and management, to review our interim financial results before the publication of our quarterly reports on Form 10-Q, to review our year end financial results before the publication of our annual report on Form 10-K, and our press releases.  Management’s and the independent auditors’ presentations to and discussions with the Audit Committee cover various topics and events that may have significant financial impact and are the subject of discussions between management and the independent auditors.  The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal control over financial reporting, or auditing matters, including the confidential, anonymous submission by our employees, received through established procedures, of concerns regarding questionable accounting or auditing matters.  We have not received any such complaints.

Our independent auditors provide the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discusses with the independent auditors and management our auditors’ independence.

In accordance with Audit Committee policy and the requirements of law, all services to be provided by Moore Stephens P.C., our independent registered public accounting firm, are pre-approved by the Audit Committee.  Pre-approval includes audit and audit related services, tax services, and other matters.  For fiscal 2007 our auditors provided audit, audit related and tax services, none of which compromised their independence.  See “Proposal No. 2: Ratification of the Appointment of the Independent Auditors.”  The Audit Committee Charter provides for two categories of pre-approval, one general and the other specific.  The Charter details the four categories of services and individual and aggregate fee caps for each.  Any services which are not described in the general pre-approval or exceed the specified fee caps require specific pre-approval by the auditors from the Audit Committee.

The Audit Committee has reviewed and discussed the consolidated financial statements for fiscal year 2007 with management and with our independent auditors.  Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.  Moore Stephens, P.C., represented that their presentations included the matters required to be discussed with the independent auditors by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”  This review included a discussion with management of the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures related to critical accounting estimates.  In reliance on these reviews and discussions and the report of the independent auditors, the Audit Committee has recommended to the board, and the board has approved, the inclusion of the audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2007 as filed with the SEC and which annual report accompanies this proxy statement.

The Audit Committee and the board have also recommended for shareholder ratification the appointment of Moore Stephens, P.C. as the Company’s independent registered public accounting firm for fiscal 2008.

The Audit Committee

Alexander Bienenstock, Chairman
Robert Trause
Peter D. Fischbein

March 28, 2008

The foregoing Report of the Audit Committee, the Compensation Committee Report, and the Performance Graph beginning on page 34 of our annual report on Form 10-K accompanying this proxy statement shall not be deemed to be “soliciting material” or to be filed with the SEC or subject to Regulation 14A under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act.  Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act, or the Exchange Act, that might incorporate future filings, including this proxy statement, in whole or in part, neither of the Reports nor the Performance Graph shall be incorporated by reference into any such filings, except to the extent the Company specifically incorporates it by reference in such filing.

PROPOSAL NO. 2:  RATIFICATION OF THE APPOINTMENT OF
THE INDEPENDENT AUDITORS

Our Audit Committee has re-appointed the accounting firm of Moore Stephens, P.C., to audit and report on our financial statements for the year ended December 31, 2008.

Moore Stephens, P.C. performed the audit of our annual financial statements for the past five years, and reviewed the financial statements included in our quarterly reports on Form 10-Q for the last four years.  Moore Stephens, P.C. will continue the reviews of our quarterly reports on Form 10-Q for 2008.

Although shareholder ratification of the appointment of our independent auditors is not required by law since the Audit Committee has sole authority to hire and dismiss the independent auditors, as a matter of good corporate governance, and to obtain the input of our shareholders, our Audit Committee has determined to submit the appointment of Moore Stephens, P.C. as the Company’s independent auditors for the year 2008 for ratification by our shareholders.  If shareholders fail to ratify this selection, the Audit Committee will reconsider whether or not to continue the retention of Moore Stephens, P.C.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.  The Audit Committee annually reviews the performance of our independent registered public accounting firm and the fees charged for their services.  Based upon the Audit Committee’s analysis of this information, the Audit Committee will determine which registered independent public accounting firm to engage to perform our annual audit each year.

A representative of Moore Stephens, P.C., is expected to be present at the annual meeting, will have an opportunity to make a statement if he so desires, and will be available to respond to appropriate questions from shareholders.

Vote Required and Recommendation

The proposal to ratify the appointment of Moore Stephens, P.C., as the Company’s independent auditors for fiscal 2008 will be approved by stockholders if it receives the affirmative vote of a majority of the votes cast.  Abstentions and broker non-votes are not deemed votes cast.

The board recommends you vote “FOR” ratifying the appointment of Moore Stephens, P.C. as the Company’s independent auditors for fiscal 2008.

Fees Paid to Independent Auditors

The following table sets forth fees billed to us by Moore Stephens, P.C., our registered independent public accounting firm, for professional services rendered to the Company during the fiscal years ended December 31, 2007 and December 31, 2006.

Year Ended December 31	2007	%	2006	%

Audit fees (1)	$112,000	54.3	$140,200	79.3
Audit-Related fees (2)	49,778	24.2	6,500	3.7
Tax fees (3)	44,342	21.5	30,000	17.0
All other fees	---	---	---	---
Total	$206,120	100.0	$176,700	100.0
_____________

(1)
For professional services in connection with the review and audit of the Company’s annual financial statements for the years ended December 31, 2007 and 2006; and the review of the Company’s interim financial statements included in the quarterly reports on Form 10-Q during the years ended December 31, 2007 and 2006.

(2)
Audit-related fees were for professional services rendered in connection with employee benefit plan audits for 2007 ($7,000) and 2006 ($6,500), and due diligence services related to accounting and tax matters in connection with potential acquisitions, including, among others, review of financial statements, financial data and records and discussions with other auditors and accounting personnel ($42,778).

(3)	For tax related services, none of which impaired the auditors’ independence.

Our Audit Committee has established pre-approval policies and procedures, pursuant to which it approves all audit and permissible non-audit services provided by Moore Stephens, P.C.  We have not obtained any non-permissible non-audit services from Moore Stephens.  The Audit Committee’s pre-approval policies provide for each audit and permitted non-audit service to be reviewed for a determination of approval by the Audit Committee, including the fees charged for such services.  Each of the four categories of professional services to be rendered by our independent auditors, (i) audit, (ii) audit-related, (iii) tax, and (iv) other matters, has an individual and an aggregate cap for each project.  Anything in excess of the individual project or aggregate fee requires specific pre-approval of the Audit Committee.  Requests for specific services to be provided by the independent auditor are submitted to our Chief Financial Officer, and must include a detailed description of the services to be rendered.  Our Chief Financial Officer and Moore Stephens, P.C. provide the Audit Committee with a report as to the scope and applicability of the proposed services with further communications between and among the auditors, the Chief Financial Officer, and the Audit Committee, as necessary for further clarification and evaluation.  The Audit Committee will make the determination that any requested audit and/or non-audit services, (a) are necessary and within the scope of the Company’s operations and reporting responsibilities, and (b) will not, in its opinion and evaluation, impair the auditor’s independence, nor be considered a prohibited non-audit service consistent with the SEC’s rules relating to these issues.  The Audit Committee considered the tax and other non-audit services for the Company by Moore Stephens, P.C. and has determined those services are compatible with Moore Stephens, P.C. maintaining its independence as the Company’s registered independent auditors.  The Audit Committee either provides a report or such is included in its minutes of deliberations of its approval or disapproval of requested audit and non-audit services to management and the board for implementation.  The Audit Committee monitors the performance of all services provided by the independent auditors and determines whether such services are in compliance with its approval policies.  The Audit Committee reports to management on a periodic basis on the results of its monitoring, and recommends appropriate action.

OTHER BUSINESS

Management is not aware of any other business to be presented for action at the annual meeting other than the two proposals of management as disclosed in this proxy statement.  If, however, any other business should be properly brought before the annual meeting, those persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless you direct them to do otherwise in your proxy.

OTHER MATTERS

Availability of Annual Report

The Company is including with this proxy statement a copy of its annual report on Form 10-K for the year ended December 31, 2007, which has been filed with the SEC.  Portions of this proxy statement have been incorporated by reference into the annual report, particularly Part III of such annual report.  The Company will furnish to any shareholder upon request any exhibits in the exhibit list of the annual report upon payment of reasonable fees relating to the furnishing of such exhibits.  Requests for copies should be directed to our corporate Secretary, Joshua M. Jaffe, Esq., Jaffe & Falk, LLC, 777 Terrace Avenue, Hasbrouck Heights, New Jersey 07604.

Electronic Access to Proxy Materials and Annual Report

The Company is subject to the informational reporting requirements of the Exchange Act.  In accordance therewith, we file reports, information and proxy statements and other information with the SEC and Nasdaq.  The Company will provide to any shareholder, upon request and without charge, copies of all documents so filed.  Written, telephone, fax or email requests should be made to our corporate Secretary, Joshua M. Jaffe, Esq. (for address, see above); fax: (201) 288-8208; telephone: (201) 288-8282; and email: jmj@jaffefalkllc.com.  If you request exhibits, there will be a charge for our reasonable expenses.  The proxy statement and annual report on Form 10-K are available on the SEC’s Internet site at www.sec.gov, which contains reports, proxy statements and other information regarding issuers, like the Company, that file electronically with the SEC.

Stockholders Sharing the Same Last Name and Address

We are sending only one copy of our annual report on Form 10-K and proxy statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies.  This practice, known as “householding,” is designed to reduce duplicate mailings and save printing and postage costs.

If you received a householding mailing this year and you would like to have additional copies of our annual report and proxy statement mailed to you, please submit your request to our corporate Secretary via email at jmj@jaffefalkllc.com, by fax to (201) 288-8208, or by mail to Joshua M. Jaffe, Esq., Jaffe & Falk, LLC, 777 Terrace Avenue, Hasbrouck Heights, New Jersey 07604.  Even if your household has received only one set of the proxy statement and annual report, a separate proxy card has been provided for each shareholder account.

If your household has received multiple copies of our proxy statement and annual report, you may request delivery of single copies in the future by marking the designated box on the enclosed proxy card.

If you own shares of common stock of the Company through a bank, broker or other nominee and receive more than one set of the proxy statements and annual report, you may contract the holder of record to eliminate duplicate mailings.

DIALYSIS CORPORATION OF AMERICA

As a stockholder of Dialysis Corporation of America, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on June 11, 2008.

Vote Your Proxy on the Internet:	Vote Your Proxy by Phone:	Vote Your Proxy by Mail:
Call 1 (866) 8940537
Go to www.continentalstock.com	OR	Use any touchtone telephone to vote	OR	Mark, sign, and date your proxy card,
Have your proxy card available when		your proxy. Have your proxy card		then detach it, and return it in the
you access the above website. Follow		available when you call. Follow the		postage-paid envelope provided.
the prompts to vote your shares.		voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY BY MAIL
Please mark
your votes	☒
like this

The Board of Directors recommends that you vote FOR Items 1 and 2.

1.	Election of Five Directors:		WITHHOLD AUTHORITY	2.	Ratify the appointment of Moore Stephens, P.C. as independent auditors for 2008.	FOR	AGAINST	ABSTAIN
	Nominees for directors:	FOR all	to vote for all director			☐	☐	☐
	01. THOMAS K. LANGBEIN	director nominees listed	nominees listed.
	02. STEPHEN W. EVERETT
	03. ROBERT W. TRAUSE	☐	☐	3.	In their discretion such other business as may properly come before the meeting and any adjournment thereof.
	04. PETER D. FISCHBEIN
	05. ALEXANDER BIENENSTOCK

For better communications with shareholders, we would appreciate your electronic mail (email) address: ____________ ____________________. Your email address will not be provided to any other person except for our company communications with you. We hope you will take advantage of this more efficient means of communication with our company.

	(Instruction: To withhold authority to vote for any individual nominee, write that nominee(s) name in the space provided below.)

IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER

Signature(s)	Signature(s)	Date	, 2008
Signature(s) should be exactly as your name(s) appears on this proxy. If signing as executor, administrator, trustee, guardian or attorney, please give full title when signing. If stock is registered in the names o[Missing Graphic Reference] joint owners, the proxy should be signed by each. If the stockholder is a corporation, sign full corporate name by a duly authorized officer.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

DIALYSIS CORPORATION OF AMERICA

The Board of Directors Solicits This Proxy

The undersigned appoints Thomas K. Langbein or Stephen W. Everett, with power of substitution ineach, proxies to vote all the shares of DIALYSIS CORPORATION OF AMERICA which the undersignedmay be entitled to vote as a stockholder of record on April 18, 2008, at the annual meeting of shareholdersto be held at the company’s New Jersey offices at 777 Terrace Avenue, Hasbrouck Heights, New Jersey onThursday, June 12, 2008, at 10:00 a.m. local time, and any adjournment thereof.

When properly executed and returned in a timely manner, this proxy will be voted at the annualmeeting and any adjournment thereof in the manner directed herein. If you do not specify otherwise for eachproposal, the proxy will be voted as recommended by the board of directors.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT FURNISHED HEREIN. UNLESS VOTING BY THE INTERNET OR TELEPHONE, PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

PLEASE PROVIDE ONLY ONE SET OF PROXY STATEMENT AND ANNUAL REPORT IN THE FUTURE.   ☐

(Continued, and to be marked, dated and signed, on the reverse side)